Exhibit 10.16

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is made and entered into this ___ day of ______, 2014 (the “Effective Date”), by and among Oil States International, Inc., a Delaware corporation (“Oil States”), Civeo Corporation, a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Oil States) (“Civeo”) and Frank Steininger (the “Executive”). Oil States, Civeo and the Executive are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Oil States and the Executive are currently party to that certain consulting agreement dated as of January 30, 2014 and attached hereto as Exhibit A (the “Agreement”);

WHEREAS, Oil States has determined that it would be appropriate, desirable and in the best interests of Oil States and the shareholders of Oil States to separate its accommodations business from Oil States (such, transaction the “Spin-Off”);

WHEREAS, in order to effectuate the Spin-Off, (a) Oil States will transfer certain assets and liabilities associated with the accommodations business to Civeo, pursuant to a Separation and Distribution Agreement and certain other agreements which are expected to be entered into by and between Oil States and Civeo and (b) Oil States will transfer the employment of certain employees (including the Executive) to Civeo;

WHEREAS, in connection with the transfer of the Executive’s employment to Civeo, Oil States wishes to assign to Civeo, and Civeo wishes to assume, all its duties, obligations, rights and benefits pursuant to the Agreement; and

WHEREAS, the Executive wishes to consent to the assignment by Oil States of such duties, obligations, rights and benefits to Civeo.

NOW, THEREFORE, effective as of immediately prior to the consummation of the Spin-Off, the Parties agree as follows:

1.     Civeo hereby assumes all duties, obligations, rights and benefits of Oil States under the Agreement.

2.     Oil States hereby assigns all duties, obligations, rights and benefits under the Agreement (including, without limitation, any noncompetition or other restrictive covenant(s) in the Agreement) to Civeo.

3.     All references to Oil States in the Agreement are hereby replaced, mutatis mutandis, with references to Civeo.

4.     Oil States is hereby relieved of the duties and obligations assumed by Civeo in item 1 above and shall be indemnified and held harmless by Civeo for such obligations.

5.     Notwithstanding any provision to the contrary in the Agreement, the Executive expressly consents to the assignment of duties, obligations, rights and benefits hereunder.

6.     This Assignment is expressly contingent upon the completion of the Spin-Off. In the event that the Spin-Off is not consummated, this Assignment shall be null and void ab initio.

7.     This Assignment shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas

8.     This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the other Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment, to be effective as of __________, 2014:

OIL STATES INTERNATIONAL, INC.

By: Name: Title: Date:

CIVEO CORPORATION

By: Name: Title: Date:

EXECUTIVE

Frank Steininger

EXHIBIT A

CONSULTING AGREEMENT

Mr. Frank Steininger	January 30, 2014

Dear Frank:

I am pleased to offer you a consulting arrangement with Oil States International, Inc. located in our corporate office in Houston, Texas; and upon the spin-off, an offer of full time employment with OIS Accommodations SpinCo Inc. Summarized below are the specific components of the offer discussed:

Prior to the spin-off:

●	Position: Consultant

●	Effective Employment Date: Complete the pre-employment process as soon as practicable, and commence the consulting arrangement no later than March 3, 2014

●	Weekly Compensation: $7,692, paid bi-weekly

●	Should the spin-off not occur and/or your consulting arrangement terminates without cause, you will be entitled to one year of weekly compensation at the above rate as our full obligation to you

Effective upon the spin-off:

●	Position: Senior Vice President, Chief Financial Officer and Treasurer

●	Base Salary: $400,000 annually, paid bi-weekly

●

Incentive Compensation: Targeted annual incentive compensation is 60% of base pay. Incentive compensation may range from zero to 120% of base pay under current plan and will be subject to satisfying certain performance objectives. You will be eligible for the 2014 Annual Incentive Compensation Plan (AICP), pro-rated from the commencement of your consulting efforts, which will be confirmed in writing with additional AICP details and specific performance criteria. The plan is subject to change from time to time in discretion of the Oil States Compensation Committee.

●

Equity Participation Plan: Subject to approval from the Oil States Compensation Committee, your position is eligible for the equity grants to be made in connection with the spin-off. Your equity grant will have a grant date value of approximately $800,000 which could be expected to vest over four years and may be subject to other criteria consistent with other similarly situated officers.

●

At the date of the spin-off, you will be provided a standard executive agreement commensurate with the position and consistent with other similarly situated officers. Eligibility to participate in SpinCo’s employee health and welfare benefit programs as outlined by Human Resources upon the spin-off.

●	Vacation: Four weeks of vacation annually upon the spin-off, pro-rated for 2014.

●	Parking and fitness club membership will also be provided to you.

Your employment is “at-will” at all times and may be terminated by you or the Company at any time for any reason or no reason. This offer is contingent upon your successful completion of a pre-employment substance abuse and background check. Please contact Ron Diaz, Manager, Human Resources for the Houston area at (713) 445-2292 to coordinate the necessary pre-employment tests and paperwork. If this letter reflects your understanding of the employment offer, indicate your formal acceptance of the position by signing and dating the original of this letter and return it to me. An additional copy is provided for your records.

Frank, we are very excited and look forward to your joining our team. If I can be of any ongoing assistance, please feel free to contact me.

Sincerely,	Agreed to and accepted this
2nd day of February, 2014

/s/ Bradley J. Dodson	/s/ Frank Steininger
EVP, Accommodations	Frank Steininger
Oil States International, Inc.